TRUE PRODUCT ID ENGAGES CONSULTING FIRM FOUNDED BY LEADING ANTI-COUNTERFEITING EXPERT TO FLY TO CHINA TO HELP FULFILL CONTRACTS; VETERAN INVESTMENT EXECUTIVE, MICHAEL ANTONOPLOS, JOINS TRUE PRODUCT ID BOARD.

BEIJING & PHILADELPHIA--(BUSINESS WIRE)—APRIL 30, 2007---Richard A. Bendis, President and CEO of True Product ID, Inc. (TPID US) (OTCBB:TPDI - News) today announced that TPID US has engaged the consulting firm of Plata LLC, headed by leading and respected anti-counterfeiting expert, Avinash Vyas, to fly to China to help fulfill contracts.  Vyas expects to leave for China shortly.  In this contract fulfillment role, Vyas’ consulting firm will assume the position of  the interim Chief Operating Officer for TPID US and the Head of Operations of TPID US’ Chinese joint venture affiliate, True Product ID Technology (Beijing) Limited. Vyas will also sit on TPID US’ Board. Li Ning, CEO of TPID US’ Chinese joint venture affiliate, remarked about the engagement of Vyas’ consulting firm: “With his technical expertise, leadership, and reputation amongst government and industries worldwide, Vyas has earned the respect of Chinese government and industry leaders.  The Chinese believe that working in unison with the resources and expertise already in China, Vyas will add immense value to help fulfill significant contracts in China.”

Vyas has earned the respect of government organizations. Vyas was selected as a member of the Anti-Counterfeiting Drug Initiative of the U.S. FOOD AND DRUG ADMINISTRATION, which is one of the leading anti-counterfeiting initiatives in the U.S., and which meetings involve, among others, representatives from the U.S. Bureau of Engraving & Printing, U.S. Secret Service, U.S. Department of Justice, the National Association of Chain Drug Stores, Pharmaceutical Distributors Association, Pfizer, and many other leading industry and government organizations.  Vyas is also a member of the U.S. Chamber of Commerce’s prestigious COALITION AGAINST COUNTERFEITING AND PIRACY (“CACP”).  In 2006, he co-authored the CACP’s Technology Task Force’s Emerging Technology Overview on Considering RFID for Use in the Fight Against Counterfeiting.

A master chemist and a business systems expert, Vyas has similarly earned the respect of industry.  He has consulted with and been sought after by leading companies to develop  business solutions in terms of anti-counterfeiting initiatives for some of the most prominent industries throughout the world, including the pharmaceutical, cosmetic, clothing, toy, sports, and gaming industries.

After delivering anti-counterfeiting solutions in house for leading companies, Vyas started his own technology consulting company specializing in business solutions

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Philadelphia, PA 19102

Phone: (215) 496-8102   Fax:  (215) 320-1991

involving anti-counterfeiting solutions, amongst many others, Plata LLC.  Before that, he was the head of business development of emerging technologies for brand protection and anti-counterfeiting initiatives and the head of quality assurance at AMCO International, Inc.  He also served key operational and quality positions at Estee Lauder Companies, Pechiney International, Inc., and Environmental Consulting Systems.   He has a MBA from Dowling College and is a member of the American Society of Quality as well as a member of the Federal Aviation Administration and the American Aircraft Owners and Pilots Association.  He has been featured in leading industry publications such as Packaging Digest and others.

The company also announced that Michael J. Antonopolos will join the company’s Board of Directors. Antonoplos has worked closely with the company in both its funding and U.S. sales initiatives.  Through his contacts, Antonopolos has introduced the company to significant funding leads in the U.S. as well as to prominent U.S. multinational companies interested in using TPID’s anti-counterfeiting technology, including those related to the pharmaceutical industry.

Antonoplos brings a wealth of experience and contacts with respect to funding and increasing shareholder value. A 32-year veteran of the commercial real estate industry, he is a principal of a firm he started in 2000 which provides debt and equity for a variety of real estate investments.  As a partner in a privately held real estate investment fund, Mr. Antonoplos was instrumental in raising and placing over $700 million in investment opportunities. He has been involved in the development of over 7 million square feet of office, retail, and industrial properties and has negotiated lease and equity transactions valued at more than $9 billion.

Prior to 2000, Mr. Antonoplos was Senior Vice President and Managing Director for a national real estate services company where he directed all corporate advisory activities throughout the Eastern U.S.  In this capacity, Antonoplos advised corporate clients on administration and strategic implementation of their real estate portfolios which exceeded $7 billion in total value.  Some of Antonoplos’ clients included, DuPont, Campbell Soup, AT&T, Xerox, Bank of America, IBM, GSK, and Fleet Bank.

About True Product ID

True Product ID produces integrators for anti-counterfeiting and security surveillance applications and is a provider of integrated tracking devices. The Company delivers turnkey solutions for governments, armed forces, and industry, through its own proprietary technology and through aggregating the technology, products, and services of third parties via licensing agreements and or joint ventures. For more information about True Product ID, Inc., go to http://www.tpid.net. For more information about True Product ID Technology (Beijing) Limited, go to http://www.trueproductid.com/.

2600 Centre Square West, 1500 Market Street

Philadelphia, PA 19102

Phone: (215) 496-8102   Fax:  (215) 320-1991

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or perform as intended, that we may be unable to obtain necessary financing to continue operations and development, and other risks. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements.

Contact:

True Product ID, Inc. (TPID)

Richard Bendis, 215-496-8102

rbendis@tpid.net

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2600 Centre Square West, 1500 Market Street

Philadelphia, PA 19102

Phone: (215) 496-8102   Fax:  (215) 320-1991